SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                SCHEDULE 13G
                               (Rule 13d-102)


          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO 13d-2(b)

                    (Amendment No. 1-- Final Amendment)*


                        URBAN SHOPPING CENTERS, INC.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, $0.01 par value per share
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 917060105
                            --------------------
                               (CUSIP Number)

                             November 24, 1999
-------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of This Statement)






Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                             Page 1 of 4 pages

             CUSIP No. 917060105            13G             Page 2 of 4 Pages
--------------------------------------                      ------------------



     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                           Security Capital U.S. Realty
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) |X|
-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Grand Duchy of Luxembourg
-------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                       0 Shares of Common Stock
           NUMBER OF   --------------------------------------------------------
            SHARES        6       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                    0 Shares
             EACH      --------------------------------------------------------
          REPORTING       7      SOLE DISPOSITIVE POWER
            PERSON
             WITH                      0 Shares of Common Stock
                       --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                                   0 Shares
                       --------------------------------------------------------

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0 Shares of Common Stock
-------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                               CO
-------------------------------------------------------------------------------


                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                             Page 2 of 4 pages

             CUSIP No. 917060105            13G             Page 3 of 4 Pages
--------------------------------------                      ------------------



     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                           Security Capital Holdings S.A.
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) |X|
-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Grand Duchy of Luxembourg
-------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                       0 Shares of Common Stock
           NUMBER OF   --------------------------------------------------------
            SHARES        6       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                    0 Shares
             EACH      --------------------------------------------------------
          REPORTING       7      SOLE DISPOSITIVE POWER
            PERSON
             WITH                      0 Shares of Common Stock
                       --------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                                   0 Shares
                       --------------------------------------------------------

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0 Shares of Common Stock
-------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                               CO
-------------------------------------------------------------------------------


                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                             Page 3 of 4 pages

Item 4.  Ownership.

         As of the close of business on November 24, 1999, Security Capital U.S. Realty and Security Capital Holdings S.A. have disposed of all of their equity interests in the issuer and each beneficially own 0 shares of Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. |X|

Item 10.          Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Date: March 28, 2000


                                SECURITY CAPITAL U.S. REALTY



                                By:     /s/ Jeffrey A. Cozad
                                        ---------------------------------------
                                Name:   Jeffrey A. Cozad
                                Title:  Managing Director


                                SECURITY CAPITAL HOLDINGS S.A.



                                By:     /s/ Jeffrey A. Cozad
                                        ---------------------------------------
                                Name:   Jeffrey A. Cozad
                                Title:  Managing Director




                             Page 4 of 4 pages